EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Striker Oil & Gas, Inc. (the “Company”) dated January 28, 2009, of our report dated April 14, 2008, relating to the Company’s consolidated financial statements appearing in the Form 10-KSB for the year ended December 31, 2007, our report dated May 2, 2008 as to Note 22 and our report dated July 1, 2008 as to Note 18 and Note 23. We also consent to the reference in the attached Form S-8 to Malone & Bailey, PC as named experts.

/S/ Malone & Bailey, PC
Malone & Bailey PC

January 28, 2009